Exhibit 99.1

                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                         REPORTS SECOND QUARTER EARNINGS

         AUSTIN, TEXAS, August 14, 2003 - American Physicians Service Group, Inc. ("APS") (NASDAQ: AMPH) today announced results for the quarter and six months ended June 30, 2003. For the three months ended June 30, 2003, revenues increased to $7,719,000 from $6,345,000 in the year-ago period. Net earnings were $684,000 or $.30 per share, compared to $449,000 or $.19 per share, in the comparable year-ago period. For the six months ended June 30, 2003, revenues increased to $15,232,000 from $12,248,000 in the comparable year-ago period. Net earnings were $1,236,000 or $.55 per share, compared to $3,051,000 or $1.26 per share in the comparable year-ago period. Net earnings includes items of a non-recurring nature. In 2002, recognition in the first quarter of a gain on the sale of investment securities and a related deferred income recognition was approximately $2,180,000, net of income taxes. In 2003, non-recurring items consisted primarily of second quarter gains, net of income taxes, of $155,000 related to our investment in an unconsolidated affiliate and a $49,000 gain from the sale of securities. Excluding those non-recurring investment-related gains, net earnings decreased 4% for the quarter ended June 30, 2003 and increased 13% for the six months then ended. Income deferred upon the sale of real estate in late 2001 under a sale/leaseback arrangement was recognized as an expense reduction in the reporting periods; $122,000 in both quarters ended June 30, 2002 and 2003 and $244,000 in both six month periods then ended. There was no cash flow related to the amortization of this deferral in any of the reporting periods.

         Ken Shifrin, APS Chairman of the Board stated, "Revenues, earnings and cash flow from our core Investment Services and Insurance Services businesses continued to meet our expectations. Combined revenues were up 28% and 27% over the prior three and six month periods, respectively. Combined operating income was up 18% and 24% during those same periods. Substantially all of the growth was in the Investment Services area."

         Mr. Shifrin continued, "Our consistently good performance over the last two years, combined with strategic sales of selected assets and investments, gave us the opportunity to make a new investment during the second quarter. We purchased 385,000 shares, approximately 4%, of the common stock of Financial Industries Corporation ("FIC") for $5.7 million. FIC markets and underwrites individual life insurance and annuity products. Prior to our investment we had worked with FIC to develop a new initiative directed at developing new insurance relationships and dramatically growing premium revenues. For our contribution to this new initiative we were granted an option to purchase an additional 323,000 shares at $16.42 per share. We believe that our shareholders will be the beneficiaries of this growth opportunity at FIC."

         Mr. Shifrin concluded, "While we have redeployed assets to increase our return, we have not lost sight of the benefits of a strong balance sheet in unsettled economic times. Our cash position and current ratio remain strong and we remain debt free. We remain optimistic about our core businesses and look forward to the development of our new investment."

         APS is a management and financial services firm with subsidiaries that provide: medical malpractice insurance services for doctors; and brokerage and investment services to institutions and high net worth individuals. The Company is headquartered in Austin, Texas and maintains offices in Dallas and Houston.

         This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company's future results, please see the Company's recent filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations. Copies of the filings are available upon request from the Company's investor relations department.

                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                             SELECTED FINANCIAL DATA
                      (In thousands, except per share data)


                                                               Three Months Ended                   Six Months Ended
                                                                      June 30,                           June 30,
                                                              -----------------------            -----------------------
                                                              2003              2002              2003             2002
                                                              ----              ----              ----             ----

Revenues                                                     $7,719            $6,345           $15,232          $12,248

Expenses                                                      6,834             5,548            13,196           10,174

Operating income                                                885               797             2,036            2,074

Gain (loss) on sale of investments                               74               (10)               89            2,791
                                                              -----             -----             -----            -----
Earnings from operations before interest,
income taxes, minority interest and equity
in gain (loss) of unconsolidated affiliates                     959               787             2,125            4,865

Interest income                                                  75                 6               148               44

Interest expense                                                  1                 3                 2               21

Income tax expense                                              439               283               876            1,678

Minority interest                                               145                58               394              115

Equity in gain (loss) of unconsolidated affiliates              235                --               235              (44)
                                                              -----             -----             -----             -----

Net earnings                                                  $ 684             $ 449            $1,236           $3,051
                                                              ======            ======           ======            ======

         Diluted earnings per share:

         Earnings from operations                             $0.30             $0.19            $0.55             $1.26

         Net earnings                                         $0.30             $0.19            $0.55             $1.26

Weighted average shares outstanding (diluted)                 2,274             2,402            2,251             2,412


For further information, visit APS website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)
Mr. W. H. Hayes, Sr. Vice President - Finance
American Physicians Service Group, Inc.
1301 Capital of Texas Highway, C-300
Austin, Texas  78746
(512) 328-0888